Exhibit 10.5

APTINYX INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this NON-EMPLOYEE DIRECTOR COMPENSATION POLICY of Aptinyx Inc. (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long- term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries.  In furtherance of the purpose stated above, all non-employee directors shall be paid compensation for services provided to the Company as set forth below:

Cash Retainers

Annual Retainer for Board Membership:  $35,000 for general availability and participation in meetings and conference calls of our Board of Directors, to be paid quarterly in arrears, pro-rated based on the number of actual days served by the director during such calendar quarter.

Additional Annual Retainer for Non-Executive Chair of the Board:	$30,000

Additional Retainers for Committee Membership:

Audit Committee Chair:	$15,000

Audit Committee member:	$7,500

Compensation and Management Development Committee Chair:	$10,000

Compensation and Management Development Committee member:	$5,000

Nominating and Corporate Governance Committee Chair:	$8,000

Nominating and Corporate Governance Committee member:	$4,000

Note: Chair and committee member retainers are in addition to retainers for members of the Board of Directors.

Each non-employee director may elect to receive all or a portion of her or his cash compensation in the form of an equity award of (a) unrestricted shares having a grant date fair value equal to the amount (or portion thereof) of such compensation or (b) stock options to purchase the Company’s common stock based on the Black-Scholes option-pricing model as of the date of grant.  Any such election shall be made (i) for any continuing non-employee director, before the start of the calendar year with respect to any cash compensation for such calendar year and (ii) for any new non-employee director, within 30 days of her or his election to the Board of Directors.  Any such stock options shall be vested upon grant and shall expire ten years from the date of grant.

Equity Retainers

Initial Award: An initial, one-time equity award (the “Initial Award”) with a grant date fair value of $320,000 in the form of stock options and/or restricted stock units, as elected by the director or as determined by the Compensation and Management Development Committee of the Board, to

each new non-employee director upon his or her election to the Board of Directors, which shall vest over a three-year period with one-third of the option shares vesting on the first anniversary of the date of grant and the remaining two-thirds vesting in ratable monthly installments thereafter; provided, however, that all vesting shall cease if the director resigns from the Board of Directors or otherwise ceases to serve as a director of the Company.  This Initial Award applies only to non-employee directors who are first elected to the Board of Directors subsequent to the Company’s initial public offering.  If the Initial Award is in the form of a stock option, such stock option shall have a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2018 Stock Option and Incentive Plan) of the Company’s common stock on the date of grant.

Annual Award:  On each date of the Company’s Annual Meeting of Stockholders following the completion of the Company’s initial public offering (the “Annual Meeting”), each continuing non-employee member of the Board of Directors, other than a director receiving an Initial Award, will receive an annual equity award (the “Annual Award”) with a grant date fair value of $160,000 in the form of stock options and/or restricted stock units, as determined by the Compensation and Management Development Committee, which shall vest in ratable monthly installments over one year from the date of grant; provided, however, that all vesting shall cease if the director resigns from the Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting.  If the Annual Award is in the form of a stock option, such stock option shall have a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2018 Stock Option and Incentive Plan) of the Company’s common stock on the date of grant.

Value:  For purposes of this Policy, “Value” means with respect to (i) any award of stock options the grant date fair value of the option (i.e., Black-Scholes value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under Accounting Standards Codification 718 “Compensation-Stock Compensation” (“ASC 718”) and (ii) any award of restricted stock units the product of (A) the fair market value of one share of the Company’s common stock on the grant date, and (B) the aggregate number of shares pursuant to such award.

Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the Board or any Committee.

Adopted May 28, 2018, subject to effectiveness of the Company’s Registration Statement on Form S-1.